Exhibit 10.3

June 9, 2015

UPDATED OFFER LETTER

Chen Schor

94 Arch Street

Needham, MA 02492

Dear Chen:

This letter updates the terms of your employment with Synta Pharmaceuticals Corp. (hereinafter “Synta Pharmaceuticals” or the “Company”) as previously set forth in your original offer letter dated December 3, 2014 (“Original Offer Letter”) and confirms the changes in your compensation approved by the Compensation Committee of the Company’s Board of Directors on June 5, 2015.  This letter refers to your appointment to the position of President and Chief Executive Officer and a member of the Board of Directors, reporting to Keith Gollust, Chairman of the Company’s Board of Directors.

1.              Effective Date:  The effective date of your new position is May 7, 2015.

2.              Compensation:  Effective June 16, 2016, your base salary will be $510,000.00 annually, payable at a semi-monthly rate of $21,250.00, from which all applicable taxes and other customary employment-related deductions will be taken.

3.              Bonus:  You will be eligible to receive an annual, discretionary performance-based cash bonus with the target amount of such bonus equal to sixty percent (60%) of your base salary salary at the end of the year to which the bonus relates, provided that the actual amount of the annual bonus may be greater or less than such target amount.  Such bonus, if any, will be granted at the discretion of the Company’s Board of Directors and will be paid to you by no later than March 15th of the calendar year immediately following the calendar year in which it was earned.

4.              Equity:  You also received options to purchase common stock and restricted stock that are evidenced by separate agreements.

5.              Board Membership:  You shall serve as a member of the Board while you are employed as the President and Chief Executive Officer, subject to any required approval.  You shall resign from the Board effective immediately upon the termination of your employment with the Company for any reason.

All other terms and conditions set forth in the Original Offer Letter shall remain in full force and effect.

Sincerely,

SYNTA PHARMACEUTICALS CORP.

s/ Keith Gollust
Keith Gollust
Chairman of the Board

Agreed to and accepted:

Name:	s/ Chen Schor	Date:	6/9/15
Chen Schor